Exhibit 10.31



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                                   $4,000,000


                                CREDIT AGREEMENT


                                 BY AND BETWEEN

                         CHAMPION FINANCIAL CORPORATION


                                       AND


                          HARRIS TRUST AND SAVINGS BANK






                          DATED AS OF DECEMBER 15, 1997








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
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.                 THE CREDITS......................................  1

       Section 1.1.            Revolving Credit.............................  1
       Section 1.2.            Loans........................................  1
       Section 1.3.            Term Credit..................................  2
       Section 1.4.            Manner and Disbursement of Borrowings........  2

SECTION 2.                 INTEREST AND CHANGE IN CIRCUMSTANCES.............  2

       Section 2.1.            Interest Rate Options........................  2
       Section 2.2.            Minimum Amounts..............................  4
       Section 2.3.            Computation of Interest......................  4
       Section 2.4.            Manner of Rate Selection.....................  4
       Section 2.5.            Change of Law................................  4
       Section 2.6.            Unavailability of Deposits or Inability to
                               Ascertain Adjusted LIBOR.....................  4
       Section 2.7.            Taxes and Increased Costs....................  5
       Section 2.8.            Funding Indemnity............................  6
       Section 2.9.            Lending Branch...............................  6
       Section 2.10.           Discretion of Bank as to Manner of Funding...  6

SECTION 3.                 FEES, PREPAYMENTS, TERMINATIONS, APPLICATIONS AND
                           CAPITAL ADEQUACY.................................  6

       Section 3.1.            Fees.........................................  6
       Section 3.2.            Voluntary Prepayments........................  7
       Section 3.3.            Mandatory Prepayments........................  7
       Section 3.4.            Terminations.................................  8
       Section 3.5.            Place and Application of Payments............  8
       Section 3.6.            Notations....................................  8
       Section 3.7.            Change in Capital Adequacy Requirements......  9

SECTION 4.                 THE COLLATERAL AND THE GUARANTIES................  9

       Section 4.1.            Security.....................................  9
       Section 4.2.            Guaranties...................................  9
       Section 4.3.            Further Assurances...........................  9

SECTION 5.                 DEFINITIONS...................................... 10

       Section 5.1.            Definitions.................................. 10
       Section 5.2.            Interpretation............................... 18

SECTION 6.                 REPRESENTATIONS AND WARRANTIES................... 18

       Section 6.1.            Organization and Qualification............... 18
       Section 6.2.            Subsidiaries................................. 19
       Section 6.3.            Margin Stock................................. 19
       Section 6.4.            Financial Reports............................ 19
       Section 6.5.            Good Title................................... 20
       Section 6.6.            Litigation and Other Controversies........... 20
       Section 6.7.            Taxes........................................ 20
       Section 6.8.            Approvals.................................... 20
       Section 6.9.            Affiliate Transactions....................... 20
       Section 6.10.           Investment Company; Public Utility Holding
                               Company...................................... 21
       Section 6.11.           ERISA........................................ 21
       Section 6.12.           Compliance with Laws; Environmental Laws..... 21
       Section 6.13.           Other Agreements............................. 21

SECTION 7.                 CONDITIONS PRECEDENT............................. 22

       Section 7.1.            Each Advance................................. 22
       Section 7.2.            Initial Advance.............................. 22

SECTION 8.                 COVENANTS........................................ 24

       Section 8.1.            Corporate Existence, Etc..................... 24
       Section 8.2.            Maintenance of Properties.................... 24
       Section 8.3.            Taxes and Assessments........................ 24
       Section 8.4.            Insurance.................................... 24
       Section 8.5.            Financial Reports............................ 24
       Section 8.6.            Current Ratio................................ 26
       Section 8.7.            Leverage Ratio............................... 26
       Section 8.8.            Fixed Charge Coverage Ratio.................. 26
       Section 8.9.            Indebtedness for Borrowed Money.............. 26
       Section 8.10.           Liens........................................ 27
       Section 8.11.           Investments, Acquisitions, Loans, Advances
                               and Guaranties............................... 28
       Section 8.12.           Debentures and Subordinated Note............. 29
       Section 8.13.           Sales and Leasebacks......................... 29
                                       ii
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       Section 8.14.           Dividends and Certain Other Restricted
                               Payments..................................... 29
       Section 8.15.           Mergers, Consolidations and Sales............ 29
       Section 8.16.           ERISA........................................ 29
       Section 8.17.           Compliance with Laws......................... 30
       Section 8.18.           Burdensome Contracts With Affiliates......... 30
       Section 8.19.           No Changes in Fiscal Year.................... 30
       Section 8.20.           Formation of Subsidiaries.................... 30
       Section 8.21.           Inspection and Field Audit................... 30
       Section 8.22.           Use of Credit................................ 31

SECTION 9.                 EVENTS OF DEFAULT AND REMEDIES................... 31

       Section 9.1.            Events of Default............................ 31
       Section 9.2.            Non-Bankruptcy Defaults...................... 33
       Section 9.3.            Bankruptcy Defaults.......................... 33

SECTION 10.                MISCELLANEOUS.................................... 33

       Section 10.1.           Holidays..................................... 33
       Section 10.2.           No Waiver, Cumulative Remedies............... 33
       Section 10.3.           Amendments, Etc.............................. 34
       Section 10.4.           Costs and Expenses........................... 34
       Section 10.5.           Documentary Taxes............................ 34
       Section 10.6.           Survival of Representations.................. 34
       Section 10.7.           Survival of Indemnities...................... 34
       Section 10.8.           Notices...................................... 34
       Section 10.9.           Headings..................................... 35
       Section 10.10.          Severability of Provisions................... 35
       Section 10.11.          Counterparts................................. 35
       Section 10.12.          Binding Nature, Governing Law, Etc........... 35
       Section 10.13.          Terms of Collateral Documents not Superseded. 36

Signature................................................................... 37


Exhibit A - Revolving Credit Note
Exhibit B - Term Note
Exhibit C - Borrowing Base
Exhibit D - Opinion of Counsel
Exhibit E - Compliance Certificate
Schedule 6.2 - Subsidiaries

                         CHAMPION FINANCIAL CORPORATION

                                CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

         The undersigned, Champion Financial Corporation, a Utah corporation (the "Company"), applies to you (the "Bank") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Company, all as more fully hereinafter set forth.


SECTION 1.     THE CREDITS.

         Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from the date hereof to and including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Company in the form of Revolving Credit Loans, all as more fully hereinafter set forth, provided that the aggregate amount of Revolving Credit Loans outstanding at any one time shall not exceed the lesser of (i) $1,500,000 (such amount, as the same may be reduced pursuant to Section 3.4 hereof, being hereinafter referred to as the "Revolving Credit Commitment"); provided, however, that Loans which bear interest with reference to Adjusted LIBOR shall be in such greater amount as is required by
Section 2 hereof and (ii) the Available Borrowing Base. For all purposes of this Agreement, where a determination of the unused or available amount of the Revolving Credit Commitment is necessary, the Revolving Credit Loans shall be deemed to utilize the Revolving Credit Commitment.

         Section 1.2. Loans. Subject to all of the terms and conditions hereof, the Revolving Credit may be utilized in the form of Revolving Credit Loans. Each Revolving Credit Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $50,000. Each Loan shall initially constitute part of the Domestic Rate Portion except to the extent the Company has otherwise timely elected that such Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 2 hereof. Each Revolving Credit Loan shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "Revolving Credit Note") payable to the order of the Bank in the face principal amount of $1,500,000. The

Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2.1 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Revolving Credit Note shall be the sum of all Revolving Credit Loans made under this Section (including for such purposes, as aforesaid, the Existing Revolving Credit Loans) less all payments of principal actually received by the Bank.

         Section 1.3. Term Credit. Subject to the terms and conditions hereof, the Bank also agrees to make a term loan (the "Term Loan") to the Company in an amount not exceeding $2,500,000 (the "Term Credit Commitment") on or before December 15, 1997, at which time the Term Credit Commitment shall expire. There shall be a maximum of one advance under the Term Credit Commitment. The Term Loan shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit B (the "Term Note", and together with the Revolving Credit Note, the "Notes") payable to the order of the Bank in the original principal amount of the Term Loan. The Term Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2.1 hereof, and be expressed to mature in twelve (12) consecutive quarterly installments, commencing on March 31, 1998 and continuing on the last day of each and every June, September, December and March, with the final payment due on December 14, 2000, the date on which the final installment is due, with each installment through and including December 31, 1998 in the amount of $100,000, with each installment from and including March 31, 1999 through and including December 31, 1999 in the amount of $125,000 and with each installment from and including March 31, 2000 through and including December 14, 2000 in the amount of $150,000 (except for the last such installment on December 14, 2000, which shall be in the full amount of the then unpaid balance of the Term Note). No amount paid or prepaid on the Term Note may be reborrowed.

         Section 1.4. Manner and Disbursement of Borrowings. The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Company requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day), whether such Loan is the Term Loan or a Revolving Credit Loan and the amount of such Loan. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Bank in Chicago, Illinois, in immediately available funds.

SECTION 2.     INTEREST AND CHANGE IN CIRCUMSTANCES.


         Section 2.1. Interest Rate Options.

         (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by the Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than three LIBOR Portions applicable to the Notes outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

         (b) Domestic Rate Portion. Each Domestic Rate Portion shall bear interest at the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing March 31, 1998) and at maturity of the Notes and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

         (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 3% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period.

         Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $250,000.

         Section 2.3. Computation of Interest. All interest on the Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

         Section 2.4. Manner of Rate Selection. The Company shall notify the Bank by 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Company requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion. If any request is made to convert a LIBOR Portion into a Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the need of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting.

         Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time the Bank shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. The Company, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

         Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or any Note, if prior to the commencement of any Interest Period, the Bank shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

         Section 2.7. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

                  (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

                  (ii) subject the Bank, any LIBOR Portion or any Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or any Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

                 (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under any Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

                  (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or any Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

         Section 2.8. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

                   (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

                  (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Company a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

         Section 2.9. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.

         Section 2.10. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of any Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.8 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion, bearing an interest rate equal to the LIBOR for such Interest Period.




SECTION 3.        FEES,  PREPAYMENTS,  TERMINATIONS,  APPLICATIONS  AND  CAPITAL
                  ADEQUACY

         Section 3.1. Fees.

         (a) Commitment Fee. The Company shall pay to the Bank a commitment fee at the rate of 1/2 of 1% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the daily average unused portion of the Revolving Credit Commitment available hereunder. Such commitment fee shall be payable quarter-annually in arrears on the last day of each March, June, September and December in each year (commencing January 31, 1998) and on the Termination Date, unless the Revolving Credit Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

         (b) Closing Fee. On the date hereof, the Company shall pay to the Bank a non-refundable closing fee equal to 1% per annum of the Commitments.

         (c) Audit Fees. The Company shall pay for each audit of the Collateral performed by the Bank or any of its agents or representatives.


         Section 3.2. Voluntary Prepayments.

         (a) Domestic Rate Portion. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $100,000) the Domestic Rate Portion of the Note at any time upon notice to the Bank prior to 11:00 a.m. (Chicago time) on the date fixed for prepayment, each such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

         (b) LIBOR Portions. The Company may prepay any LIBOR Portion of the Notes only on the last date of the then applicable Interest Period, in whole or in part (but if in part, then in an amount not less than $500,000 or such greater amount which is an integral multiple of $250,000), upon 3 Business Days' prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment, and shall specify the principal amount to be repaid); provided, however, that the outstanding principal amount of any LIBOR Portion of the Notes prepaid in part shall not be less than $500,000 or such greater amount which is an integral multiple of $250,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

         Section 3.3. Mandatory Prepayments. (a) Available Borrowing Base Deficiency. The Company agrees that if at any time the sum of the then unpaid principal balance of the Revolving Credit Loans shall be in excess of the Available Borrowing Base as then determined and computed, the Company shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such obligations, with such prepayments to be first applied to the Revolving Credit Note until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the obligations owing under the Term Note.

         (b) Borrowing Base Deficiency. The Company agrees that if at any time the outstanding principal amount of the Term Note shall at any time and for any reason exceed the Borrowing Base as then determined and computed, the Company shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on the Term Note.

         Section 3.4. Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days' prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $500,000) the Revolving Credit Commitment, provided that the Revolving Credit Commitment may not be reduced to an amount less than the aggregate principal amount of the Revolving Credit Loans then outstanding. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated.

         Section 3.5. Place and Application of Payments. All payments of principal, interest, fees and all other amounts payable hereunder shall be made to the Bank at its principal office in

Chicago, Illinois no later than 11:00 a.m. (Chicago time) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Any amount paid or prepaid on the Revolving Credit Note may, subject to the terms and conditions of this Agreement, be reborrowed. No amount paid or prepaid on the Term Note may be reborrowed. All prepayments on the Term Note shall be applied to the several installments thereof in the inverse order of their maturity. Unless the Company otherwise directs, principal payments shall be first applied to the Domestic Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire.

         Section 3.6. Notations. All Loans made against the Notes, the status of all amounts evidenced by the Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the appropriate Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of each Note together with accrued interest thereon. Prior to any negotiation of any Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

         Section 3.7. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.


SECTION 4.        THE COLLATERAL AND THE GUARANTIES.

         Section 4.1. Security. The Notes and the other Obligations shall be secured by all of the Company's accounts receivable, and certain other assets and property related thereto, of the Company pursuant to that certain Security Agreement dated of even date herewith from the Company to the Bank, as the same may be amended, modified or supplemented from time to time (the "Security Agreement"), and a pledge of the stock of the Guarantors pursuant to that certain Pledge and Security Agreement dated of even date herewith from the Company to the Bank (the "Pledge Agreement").

         Section 4.2. Guaranties. The Notes and the other Obligations shall be guaranteed by each Guarantor pursuant to separate guaranty agreements which are in form and substance satisfactory to the Bank (individually a "Guaranty" and collectively the "Guaranties"). Each Guaranty shall be secured by valid and perfected first Liens on all of the accounts receivable, equipment and certain other assets and property related thereto, of the Guarantor executing such Guaranty. In the event the Company forms or acquires a direct Subsidiary after the date hereof in accordance with Section 8.20 hereof, the Company shall cause each such Subsidiary to (i) execute and deliver to the Bank a guaranty agreement in form and substance satisfactory to the Bank, (ii) secure such guaranty agreement by valid and perfected first Liens on all of the accounts receivable, equipment and certain other assets and property related thereto, of such Subsidiary, and (iii) execute such of the instruments, documents, certificates and opinions required by the Bank in connection therewith.

         Section 4.3. Further Assurances. The Company covenants and agrees that it shall comply with, and will cause each Subsidiary to comply with, all terms and conditions of each of the Collateral Documents and that it will, and will cause each Subsidiary to, at any time and from time to time as requested by the Bank, execute and deliver such further instruments and do such acts and things as the Bank may deem necessary or desirable to provide for or protect or perfect the Liens of the Bank on the Collateral.


SECTION 5.        DEFINITIONS; INTERPRETATION.

         Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

         "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                  Adjusted LIBOR =           LIBOR
                                     -----------------------
                                     100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

         "Affiliate" means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

         "Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(a) hereof or on any update of any such list provided by the Company to the Bank, or any further or different officer(s) of the Company so named by any Authorized Representative of the Company in a written notice to the Bank.

         "Available Borrowing Base" means the amount (if any) by which (x) the Borrowing Base as then determined and computed exceeds (y) the principal amount then outstanding under the Term Loan.

         "Bank" is defined in the introductory paragraph hereof.

         "Borrowing Base" means, as of any time it is to be determined, the sum of:

                  (a) 80% of the then outstanding unpaid amount of Eligible Accounts of the Company and the Guarantors; plus

                  (b) 50% of the Eligible Equipment of the Company and the Guarantors.

The Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the certificates to be furnished from time to time by the Company pursuant to Section 8.5(a) hereof and, if required by the Bank pursuant to any of the terms hereof or of any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

         "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

         "Capital Expenditures" means for any Person, for any period, the capital expenditures of such Person and its Subsidiaries during such period as defined and classified in accordance with GAAP.

         "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

         "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

         "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

         "Collateral Documents" means (i) all guaranties as shall from time to time guarantee the Notes or any other Obligations, (ii) the Pledge Agreement, and (iii) the Security Agreement and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations or any such guaranties, all as the same may from time to time be modified, supplemented or amended.

         "Commitments" mean and include the Revolving Credit Commitment and the Term Credit Commitment.

         "Company" is defined in the introductory paragraph hereof.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

         "Current Ratio" means, at any time the same is to be determined, the ratio of current assets of the Company and its Subsidiaries to current liabilities of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP consistently applied.

         "Debentures" means the 8% Series A Senior Subordinated Convertible Redeemable Debentures of the Company Due December 31, 1999, in an aggregate principal amount equal to $4,000,000.

         "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

         "Domestic Rate" means, for any day, the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day.

         "Domestic Rate Portion" is defined in Section 2.1(a) hereof.

         "EBIT" means for any Person, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period and (ii) federal, state and local income taxes for such period.

         "EBITDA" means for any Person, with reference to any period, EBIT for such period plus all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Subsidiaries.

         "Eligible Account" means, as to any Person, each account receivable of such Person, provided that an account receivable shall only be an Eligible Account to the extent it:

                  (a) is included, in the ordinary course of such Person's business, on the separate accounts receivable records of such Person in accordance with GAAP;

                  (b) arises out of the sale (including the rendition of services in connection with such sale) of finished goods, work-in-process or other inventory by such Person to an account debtor located within the United States of America or, if such right has arisen out of the sale of such goods to an account debtor located in any other country, such right is secured by a valid and irrevocable letter of credit pursuant to which any of such Person or its transferee may draw on a lender reasonably acceptable to the Bank for the full amount thereof;

                  (c) is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not
         (i) a Subsidiary or Affiliate of the Company or such Person, (ii) a shareholder, director, officer or employee of the Company, such Person or any Affiliate of the Company or such Person, (iii) the United States of America or any department, agency or instrumentality thereof unless such Person has complied with the Assignment of Claims Act to the satisfaction of the Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code or any other comparable bankruptcy or insolvency law applicable under the law of any other country or political subdivision thereof, or (v) an assignor for the benefit of creditors;

                  (d) is assignable and not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;

                  (e) is subject to a perfected, first priority Lien in favor of the Bank, and is free and clear of any other Lien;

                  (f) is net of any credit or allowance given by such Person to such account debtor;

                  (g) is not subject to any offset, counterclaim or other defense with respect thereto;

                  (h) is not unpaid more than ninety (90) days after the invoice date;

                  (i) is not owed by an account debtor who is obligated on accounts owed to such Person more than 30% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in clause (h) above unless the Bank has approved the continued eligibility thereof;

                   (j) it would not cause the total Eligible Accounts owing from any one account debtor or its Affiliates to exceed 25% of all Eligible Accounts; and

                   (k) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, provided that this subsection (k) shall not exclude sales by such Person where such Person delays delivery of the goods in the ordinary course of its business as presently conducted for a period no longer than fifteen (15) days after billing for such sale because the account debtor on such sale is not ready to accept delivery of such goods.

         "Eligible Equipment" means all equipment of any Person acceptable to the Bank in its sole discretion provided that no such equipment shall be deemed "eligible" if it is not:

                  (a) an asset of such Person to which it has good and marketable title, freely assignable, subject to a perfected, first priority Lien in favor of the Bank, and is free and clear of any other Lien other than Liens permitted by Section 8.10(a) and (b) hereof; and

                  (b) located at such Person's facilities in such locations as are approved in writing by the Bank and, in the case of facilities not owned by such Person, which are at all times subject to landlord waiver agreements in form and substance satisfactory to the Bank; provided, however, that with respect to the equipment of HealthStar, Inc., such landlord waiver agreements may be delivered within 60 days of the date hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

         "Event of Default"  means any event or condition  identified as such in
Section 8.1 hereof.

         "Fixed Charges" means, with reference to any period, the sum of (i) the aggregate amount of payments required to be made by the Company and its Subsidiaries during the next succeeding twelve-month period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), plus (ii) Interest Expense for the four fiscal quarters then ended, plus (iii) the aggregate amount of payments required to be made by the Company and its Subsidiaries during the next succeeding twelve-month period in respect of leases or similar arrangements (including without limitation all payments required under operating and Capital Leases under which the Company or any Subsidiary is liable as lessee).

         "GAAP" means generally accepted accounting principles as an effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to the Bank pursuant to Section 5.4 hereof.

         "Guaranties" is defined in Section 6.4 hereof.

         "Guarantors" means and includes NHBC, TRPN and HealthStar.

         "HealthStar" means HealthStar, Inc., an Illinois corporation.

         "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness,
(iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

         "Interest Expense" means for any Person, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of such Person and its Subsidiaries for such period determined in accordance with GAAP.

         "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 3 or 6 months thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) no Interest Period may extend beyond the final maturity date of the Notes;

                  (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

                  (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

         "LIBOR Portions"  is defined in Section 2.1(a) hereof.

         "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

         "Loan" means a Revolving Credit Loan or the Term Loan, unless the context in which such term is used shall otherwise require.

         "Loan Documents" means this Agreement, the Notes and the Collateral Documents.

         "Material Plan" is defined in Section 9.1(h) hereof.

         "Net Income" means for any Person, with reference to any period, the net income (or net deficit) of such Person and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits.

         "NHBC" means National Health Benefit & Casualty Corporation, a Nevada corporation.

         "Notes" is defined in Section 1.3 hereof.

         "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

         "Person" means an individual,  partnership,  corporation,  association,
trust,   unincorporated  organization  or  any  other  entity  or  organization, including a government or agency or political subdivision thereof.

         "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (iii) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

         "Pledge Agreement" is defined in Section 4.1 hereof.

         "Portion" is defined in Section 2.1(a) hereof.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Restricted Payments" means for any Person (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of such Person, now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class or (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of such Person.

         "Revolving Credit" is defined in Section 1.1 hereof.

         "Revolving Credit Commitment" is defined in Section 1.1 hereof.

         "Revolving Credit Loan" means a loan under the Revolving Credit.

         "Revolving Credit Note" is defined in Section 1.2 hereof.

         "Security Agreement" is defined in Section 4.1 hereof.

         "Subordinated Note" means the Non-Negotiable Subordinated Promissory Note, dated December 15, 1997, in an amount not to exceed $200,000, issued by the Company to Thomas H. Stateman.

         "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

         "Term Credit Commitment" is defined in Section 1.3 hereof.

         "Termination Date" means December 14, 2000, or such earlier date on which one or both of the Commitments is terminated in whole pursuant to Sections 3.4, 9.2 or 9.3 hereof.

         "Term Loan" is defined in Section 1.3 hereof.

         "Term Note" is defined in Section 1.3 hereof.

         "Total Liabilities" means for any Person, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "TRPN" means Three Rivers Provider Network, a Nevada corporation.

         "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

         "Voting Stock" of any Person means the capital stock of any class or classes or other equity interest (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

         "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

         "Wholly Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly Owned Subsidiaries within the meaning of this definition.

             Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.


SECTION 6.        REPRESENTATIONS AND WARRANTIES.

         The Company represents and warrants to the Bank as follows:

         Section 6.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Utah, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and in which the failure to be so licensed or qualified could reasonably be expected to have or does in fact have a material adverse effect on the business, operations or assets of the Company and its Subsidiaries considered as a whole. The Company has full right and authority to enter into this Agreement, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform each and all of the matters and things herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any charter or by-law provision of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company.

         Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying and in which the failure to be so licensed or qualified could reasonably be expected to have or does in fact have a material adverse effect on the business, operations or assets of the Company and its Subsidiaries considered as a whole. Schedule 6.2 hereto (as updated from time to time in accordance with Section 8.20 hereof) identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on
Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

         Section 6.3. Margin Stock. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         Section 6.4. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1997 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG Peat Marwick, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at September 30, 1997 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the six (6) months then ended, and the balance sheet of HealthStar, dated December 12, 1997, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof. Since March 31, 1997, there has been no material adverse change in the condition (financial or otherwise) or business prospects of the Company and its Subsidiaries nor any change to the Company and its Subsidiaries except those occurring in the ordinary course of business.

         Section 6.5. Good Title. The Company and each of its Subsidiaries have good and defensible title to its assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Bank (except for sales of assets by the Company and its Subsidiaries in the ordinary course of its business), subject to no Liens other than such thereof as are permitted by Section 8.10 hereof.

         Section 6.6. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would result in any material adverse change in the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole.

         Section 6.7. Taxes. All federal, state, local and other tax returns of the Company and each Subsidiary required to be filed have been filed and the Company and each Subsidiary have paid, or have made adequate provisions for the payment of all federal, state, local and other taxes, assessments and other governmental charges upon the Company and its Subsidiaries or their Property, except such taxes, assessments and charges which are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been established therefor. There are no objections to or controversies or assessments due in respect of the tax returns of the Company and its Subsidiaries pending, nor to the knowledge of the Company is any such objection, controversy or assessment threatened.

         Section 6.8. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality (other than those which have already been obtained), nor any approval or consent of the stockholders of the Company or any other Person, is or, to the knowledge and belief of the Company, will be necessary to the valid execution, delivery or performance by the Company of this Agreement or the Notes.

         Section 6.9. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

         Section 6.10. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 6.11. ERISA. To the knowledge and belief of the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance in all material respects with ERISA to the extent applicable to them and have received no notice to the contrary from the PBGC or any other governmental entity or agency. As of November 30, 1997, the net liability of the Company and its Subsidiaries to the PBGC in respect of Unfunded Vested Liabilities would not have been in excess of $0 if all employee pension benefit plans maintained by the Company and its Subsidiaries had been terminated as of such date. To the knowledge and belief of the Company and its Subsidiaries, no condition exists nor has any event or transaction occurred with respect to any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty under ERISA or in connection with any Plan. Neither the Company nor any Subsidiary has any contingent liability for any post-retirement benefits under a Welfare Plan, other than liability for continuation of coverage described in Part 6 of Title I of ERISA.

         Section 6.12. To the knowledge and belief of the Company and its Subsidiaries, the Company and each of its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Company and its Subsidiaries (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole.

         Section 6.13. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole.


SECTION 7.        CONDITIONS PRECEDENT.

         The obligation of the Bank to make any Loan under this Agreement is subject to the following conditions precedent:

         Section 7.1. Each Advance. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

                  (a) each of the  representations  and  warranties set forth in
         Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

                  (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

                  (c) after giving effect to such extension of credit, the aggregate principal amount of all Revolving Credit Loans outstanding under this Agreement shall not exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Available Borrowing Base; and

                  (d) no Default or Event of Default shall have occurred and be continuing hereunder.

The Company's request for any Loan shall constitute its warranty as to the foregoing effects.

         Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

                  (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                           (i) the Notes;

                           (ii) the Collateral Documents, together with any financing statements requested by the Bank in connection therewith;

                           (iii) the Guaranties;

                           (iv) certified  copies of resolutions of the Board of
                  Directors of the Company and each Guarantor authorizing the execution and delivery of this Agreement, the Notes, the Guaranties and the other Loan Documents, as appropriate, indicating the authorized signers of such documents and all other documents relating thereto and the specimen signatures of such signers;

                           (v) copies of the Articles of Incorporation and Bylaws of the Company and each Guarantor certified by the Secretary or other appropriate officer of the Company or such Guarantor, as the case may be;

                           (vi) an incumbency  certificate  containing the name,
                  title  and  genuine   signatures  of  each  of  the  Company's
                  Authorized Representatives; and

                           (vii) evidence of insurance required by Section 8.4 hereof.

                  (b) legal matters incident to the execution and delivery of this Agreement and other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel;

                  (c) the Bank shall have received the favorable written opinion of counsel for the Company and the Guarantors in the form attached hereto as Exhibit D and otherwise satisfactory to the Bank and its counsel;

                  (d) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit C showing the computation of the Available Borrowing Base in reasonable detail as of December 15, 1997;

                  (e) the Bank shall have received good standing certificates for the Company and each Guarantor (dated as of the date no earlier than ten (10) days prior to the date hereof) from the office of the secretary of state of the state of its incorporation and each state in which it is qualified to do business as a foreign corporation;

                  (f) the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel;

                  (g) the Bank shall have received the initial fees called for by Section 3.2(b) hereof;

                  (h) the acquisition referred to in Section 8.22 hereof shall have occurred (except for the Bank's funding of a portion of the purchase price therefor) on terms and conditions substantially similar to those heretofore provided to the Bank in writing; and

                  (i) the bank shall have received a subordination agreement in form and substance satisfactory to the Bank from the payee of the Subordinated Note.


SECTION 8.        COVENANTS.

         The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

         Section 8.1. Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to, preserve and maintain its corporate existence. The Company will preserve and keep in force and effect, and cause each Subsidiary to preserve and keep in force and effect, all licenses, permits and franchises necessary to the proper conduct of its business.

         Section 8.2. Maintenance of Properties. The Company will maintain, preserve and keep its Properties in good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and will cause each Subsidiary to do so in respect of Property owned or used by it.

         Section 8.3. Taxes and Assessments. The Company will duly pay and discharge, and will cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

         Section 8.4. Insurance. The Company will insure and keep insured, and will cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company will insure, and cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company will upon request (which requests, prior to the occurrence of an Event of Default hereunder, shall be no more frequent than once per calendar year), of the Bank furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

         Section 8.5. Financial Reports. The Company will, and will cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and will furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Bank may reasonably request; and without any request, will furnish to the Bank:

                  (a) as soon as available, and in any event within thirty (30) days after the close of each calendar month, a Borrowing Base certificate in the form attached hereto as Exhibit C showing the computation of the Available Borrowing Base in reasonable detail as of the close of business on the last day of such month, prepared by the Company and certified to by the chief financial officer of the Company;

                  (b) as soon as  available,  and in any event within (i) thirty
         (30) days after the close of each calendar month, and (ii) within forty-five (45) days after the close of each calendar quarter, prepared on a consolidated and consolidating basis, copies of the consolidated and consolidating balance sheets for the Company and its Subsidiaries as of the close of each such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, all in reasonable detail and, commencing January 31, 1998, showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP and certified to by the chief financial officer of the Company;

                  (c) as soon as available, and in any event within ninety (90) days after the close of each annual accounting period of the Company, copies of the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, and accompanying notes thereto, all in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of KPMG Peat Marwick or another firm of independent public accountants of recognized national standing, selected by the Company and satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                  (d) as soon as available and in any event by March 31, 1998, financial statements of the Company and HealthStar as of the date hereof prepared by the Company and audited by KPMG Peat Marwick LLP, for the period from April 1, 1997 through the date hereof, including a computation of Working Capital as of the date hereof; and

                  (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to clauses (b) and (c) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Company to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.6, 8.7 and 8.8 of this Agreement.

         Section 8.6. Current Ratio. The Company shall not, at any time during the periods specified below, permit the Current Ratio to be less than:

   FROM AND INCLUDING        TO AND INCLUDING        CURRENT RATIO SHALL NOT BE
                                                             LESS THAN

     The date hereof             03/31/98                   0.65 to 1.0

        04/01/98                 03/31/99                    1.0 to 1.0

        04/01/99           all times thereafter              1.1 to 1.0

         Section 8.7. Leverage Ratio. The Company shall not, as of the last day of each fiscal quarter of the Company permit the ratio of Total Indebtedness for Borrowed Money to EBITDA for the four quarters of the Company then ended to be more than (i) 3.0 to 1.0 for the fiscal quarter ending March 31, 1998, (ii) 2.75 to 1.0 for the fiscal quarter ending June 30, 1998, (iii) 2.50 to 1.0 for the fiscal quarter ending September 30, 1998, and (iv) 2.25 to 1.0 for each fiscal quarter thereafter; provided, however, that for purposes of this covenant, EBITDA shall be computed during the 1998 calendar year, cumulatively for all fiscal quarters completed as of the date of determination and on an annualized basis.

         Section 8.8. Fixed Charge Coverage Ratio. The Company shall not, as of the last day of each fiscal quarter of the Company permit the ratio of EBITDA less capital expenditures for the four fiscal quarters of the Company then ended plus Fixed Charges to Fixed Charges (the "Fixed Charge Coverage Ratio") to be less than (i) 1.50 to 1.0 for the fiscal quarters of the Company ending March 31, 1998, June 30, 1998 and September 30, 1998, (ii) 1.75 to 1.0 for the fiscal quarters of the Company ending December 31, 1998 and March 31, 1999 and (iii)
2.00 to 1.0 for each fiscal quarter of the Company thereafter; provided, however, that for purposes of this covenant, EBITDA and Interest Expense shall be computed during the 1998 calendar year, cumulatively for all fiscal quarters completed as of the date of determination and on an annualized basis.

         Section 8.9. Indebtedness for Borrowed Money. The Company will not, nor will it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

                  (a) the indebtedness of the Company on the Notes and other indebtedness of the Company owing to the Bank;

                  (b) Capitalized Lease Obligations in an aggregate amount not to exceed $50,000 at any one time outstanding;

                  (c) indebtedness secured by Liens on real property and equipment (excluding Collateral) permitted by Section 8.10(d) hereof in an aggregate amount not to exceed $50,000 at any one time outstanding; and

                  (d)  intercompany  indebtedness of  Subsidiaries  permitted by
         Section 8.11 hereof;

                  (e) the Subordinated Note; and

                  (f) the Debentures.

         Section 8.10. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

                  (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits or liens in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits or liens to secure performances of statutory obligations, tenders, contracts or leases all of which are required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                  (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

                  (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this clause, including interest and penalties thereon, if any, shall not be in excess of $50,000 at any one time outstanding;

                  (d)  Liens  on  Property   other  than   Collateral   securing
         indebtedness permitted by Section 8.9(c) hereof; and

                   (e) Liens granted in favor of the Bank by the Collateral Documents.

         Section 8.11. Investments, Acquisitions, Loans, Advances and Guaranties. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

                  (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

                  (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

                  (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

                  (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

                  (e) loans and advances by the Company to its Subsidiaries or loans and advances by the Company's Subsidiaries to the Company or to another Subsidiary of the Company; and

                  (f) loans and advances by the Company to employees in the ordinary course of business aggregating not more than $20,000 at any one time outstanding.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid and guarantees shall be taken at the amount of obligations guaranteed thereby.

         Section 8.12. Debentures and Subordinated Note. The Company will not, without the prior written consent of the Bank, (i) prepay any principal of or interest on the Debentures or the Subordinated Note prior to the date when due thereunder, or (ii) amend, modify, supplement or alter the Debentures or the Subordinated Note. The Company shall pay all amounts due under the Debentures by issuing common stock of the Company in accordance with the terms of the Debentures, unless the Bank shall otherwise consent in writing.

         Section 8.13. Sales and Leasebacks. The Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any bank, insurance company or any other lender or investor providing for the leasing by the Company or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor.

         Section 8.14. Dividends and Certain Other Restricted Payments. The Company will not, nor will it permit a Subsidiary to, make any Restricted Payments.

         Section 8.15. Mergers, Consolidations and Sales. The Company will not, nor will it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (except for sales of inventory in the ordinary course of business), or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor prohibit:

                  (a) any merger or consolidation so long as the Company is the surviving corporation and, at the time of such merger or consolidation or immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing;

                  (b) any merger or consolidation of a Subsidiary of the Company with or into the Company (so long as the Company is the surviving entity) or any other Subsidiary of the Company (so long as a Wholly Owned Subsidiary is the surviving entity) so long as, at the time of such merger or consolidation or immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing;

                  (c) the sale, lease, transfer or other disposition by any Subsidiary of all or any portion of its assets to the Company or any other Subsidiary.

The term "substantial" as used herein shall mean to sell, transfer, lease or other disposition of 10% of the total consolidated assets of the Company.

         Section 8.16. ERISA. The Company will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company will, and will cause each Subsidiary to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

         Section 8.17. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to the Properties or business operations of the Company or any Subsidiary, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries or could result in a Lien upon any of their Property in violation of this Agreement.

         Section 8.18. Burdensome Contracts With Affiliates. The Company will not, nor will it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

         Section 8.19. No Changes in Fiscal Year. Neither the Company nor any Subsidiary will change its fiscal year from its present basis without the prior written consent of the Bank.

         Section 8.20. Formation of Subsidiaries. Except for existing Subsidiaries designated on Schedule 6.2 hereto, the Company will not, nor will it permit any Subsidiary to, form or acquire any Subsidiary without the prior written consent of the Bank. In the event any direct Subsidiary is formed or acquired by the Company after the date hereof, the Company shall cause any such newly-formed or acquired direct Subsidiary with assets in excess of $250,000 to
(i) execute and deliver a guaranty agreement in form and substance satisfactory to the Bank, (ii) secure such guaranty agreement by valid and perfected first Liens on all of the accounts receivable, equipment and certain other assets and property related thereto, and (iii) execute and deliver such instruments, documents, certificates and opinions required by the Bank in connection therewith. Thereafter, such direct Subsidiary shall be deemed a Subsidiary hereunder and Schedule 6.2 of this Agreement shall be deemed amended to include reference to such Subsidiary.

         Section 8.21. Inspection and Field Audit. The Company will, and will cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Bank the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate. After the occurrence of an Event of Default, the Company shall pay for all costs and expenses incurred by the Bank in connection with any such visitation or inspection.

         Section 8.22. Use of Credit. The Company will use all credit under this Agreement solely to (i) finance general corporate purposes and (ii) finance the acquisition of certain assets and liabilities of HealthStar.


SECTION 9.        EVENTS OF DEFAULT AND REMEDIES.

         Section 9.1. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

                  (a) default in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable by the Company hereunder or under any other Loan Document; or

                  (b) default in the observance or performance of any covenant set forth in Sections 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13,
         8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21 or 8.22 hereof or of any provision of any Loan Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral; or

                  (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after written notice thereof to the Company by the Bank; or

                  (d) any representation or warranty made by the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

                  (e) any Guarantor shall purport to disavow, revoke, repudiate or terminate its Guaranty; or

                  (f) (i) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or any Subsidiary aggregating in excess of $100,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise), or (ii) an event of default, or an event which, with the giving of notice or passage of time, or both, shall constitute an event of default under any Debenture shall have occurred; or

                  (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $100,000 shall be entered or filed against the Company or any of its Subsidiaries or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

                  (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $100,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce
         Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

                  (i) any Person or two or more Persons acting in concert shall acquire beneficial ownership (within the meaning or Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
         1934) of 20% or more of the issued and outstanding Voting Stock of the Company (a "20% Holder"), except any Person who is on the date hereof a 20% Holder; or

                  (j) the Company shall at any time and for any reason cease to own, both legally and beneficially, 100% of the Voting Stock of any Guarantor; or

                  (k) the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(m) hereof; or

                  (l) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any substantial part of any of their Property, or a proceeding described in Section 8.1(l)(v) shall be instituted against the Company or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

         Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in clauses (a) through (k), both inclusive, of Section 8.1 has occurred and is continuing, the Bank or any holder of the Notes may, by notice to the Company, take either or both of the following actions:

                  (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

                  (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan

         Document shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

                  (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

         Section 9.3. Bankruptcy Defaults. When any Event of Default described in clauses (k) or (l) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.


SECTION 10.       MISCELLANEOUS.

         Section 10.1. Holidays. If any payment of principal or interest on any Note or any fee or other Obligation shall fall due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding
Business Day on which the same is payable and, in the case of any payment of principal, interest shall continue to accrue thereon at the rate per annum determined in accordance with this Agreement during such extension.

         Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of any of the Obligations in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         Section 10.4. Costs and Expenses. The Company agrees to pay on demand the reasonable costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of Messrs. Chapman and Cutler, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated), and all reasonable costs and expenses (including attorneys' fees), if any, incurred by the Bank or any other holder of any of the Obligations in connection with a default under, or the enforcement of, this Agreement, any other Loan Document or any other instrument or document to be delivered hereunder or thereunder or in connection with any action, suit or proceeding brought against the Bank by any Person which in any way arises out of the transactions contemplated or financed hereby or out of any action or inaction by the Bank hereunder or thereunder except for such thereof arising solely from the Bank's gross negligence or willful misconduct. In addition, at the time of requesting any amendment hereof or consent or waiver hereunder, the Company must negotiate with the Bank a fee to the Bank for engaging in and documenting any such action.

         Section 10.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

         Section 10.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.7 and 2.8 hereof, shall survive the termination of this Agreement and the payment of the Note.

         Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

                         to the Company at:
                         Champion Financial Corporation
                         9495 East San Salvador Drive
                         Scottsdale, Arizona  85258
                         Attention:  Chief Financial Officer/Mr. Stephen Carder
                         Telephone:  (602) 614-4285
                         Telecopy:    (602) 451-9087

                         to the Bank at:
                         Harris Trust and Savings Bank
                         P.O. Box 755
                         111 West Monroe Street
                         Chicago, Illinois  60690
                         Attention:  Tax-Exempt Institutions Division
                                      Mr. Christopher Randall
                         Telephone:   (312) 461-5068
                         Telecopy:    (312) 461-7365

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

         Section 10.9. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

         Section 10.10. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         Section 10.12. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations.

This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. The Company may not assign its rights hereunder without the written consent of the Bank.

         Section 10.13. Terms of Collateral Documents not Superseded. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

         Dated as of this 15th day of December, 1997.

                                             CHAMPION FINANCIAL CORPORATION



                                             By /s/ Stephen J Carder
                                             -----------------------
                                                Its Executive Vice President


         Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                             HARRIS TRUST AND SAVINGS BANK



                                             By /s/ Mark Lewis
                                             -----------------
                                                Its Senior Vice President
                                      -41-